Freedom Holding Corp. Receives Nasdaq Notification of Noncompliance with Listing Rule 5250(c)(1)

August 14, 2023 2:00 PM Eastern Standard Time

ALMATY, Kazakhstan & NEW YORK--(BUSINESS WIRE)-- Freedom Holding Corp. (hereinafter referred to as the “Company”) (Nasdaq: FRHC), a diversified multi-national financial services firm, announced today that on August 11, 2023, the Company received a letter (the “Non-Compliance Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Nasdaq Listing Rule”) as a result of its failure to have timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (the “June 2023 10-Q”) with the Securities and Exchange Commission (“SEC”).

The Non-Compliance Letter provides that, under Nasdaq rules, the Company now has 60 calendar days, or until October 10, 2023, to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until February 5, 2024, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel under Nasdaq Listing Rule 5815(a). The Non-Compliance Letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

The delayed filing of the Company's annual report on Form 10-K for the fiscal year ended March 31, 2023, which was filed on August 3, 2023, had the effect of decreasing the time available for the Company to prepare the June 2023 10-Q. The Company is working diligently to complete the necessary work to file the June 2023 10-Q and expects to file the June 2023 10-Q with the SEC as soon as practicable within the 60-day period to regain compliance with the Nasdaq Listing Rule.

Forward-Looking Statements

This press release contains “forward-looking” statements, including with respect to the Company’s anticipated filing of the June 2023 10-Q. No assurance can be given that the June 2023 10-Q will be filed within 60 days, or that Nasdaq will continue to list the Company’s common stock. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended March 31, 2023, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Deborah Kostroun (US)
deborah@zitopartners.com
Tel.: +1 201 403-8185

Ramina Fakhrutdinova (KZ)
ramina.fakhrutdinova@ffin.kz
Tel.: +7 727 311 10 64, ext. 640